Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to July, 2017 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on September 15, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

TO THE HONORABLE MR. JUDGE OF LAW OF THE 7TH BUSINESS COURT OF THE STATE CAPITAL OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001

Judicial Recovery of Oi S.A. and others

The JUDICIAL ADMINISTRATOR (Arnoldo Wald Law Firm), named in the Judicial Recovery process of Oi S.A. and others, comes respectfully to request you to determine the files attached to the records of the Monthly Activity Report ("RMA") for the month of July 2017.

Rio de Janeiro, September 15, 2017.

Judicial Administrator

Arnoldo Wald Law Office

MONTHLY ACTIVITY REPORT

RMA

WALD

JUDICIAL RECOVERY

Oi

July. 2017

15 . September. 2017

EXECUTIVE

REPORT

1	Introduction		03
2	Organization Chart of Oi Group/Companies under Recovery		05
3	Published Material Facts & Notices to the Market		09
4	Financial Information (Consolidated of the Companies Under Recovery)		12
	4.1	Statement of Management Cash Flow	13
5	Payments to creditors		19
6	Statements presented by AJ		21

1 Introduction
EXECUTIVE REPORT

INTRODUCTION

To the Honorable Mr. Dr. Judge of Law of the 7th Business Court of the State Capital of Rio de Janeiro

The Judicial Administrator, Arnoldo Wald Law Office ("Wald" or "AJ"), named in the records of the Oi Group's Judicial Recovery (case No. 0203711-65.2016.8.19.0001), and RC Consultores, a contractor hired by AJ to assist in the preparation of the Monthly Activity Report ("RMA"), respectfully come to your presence, under the terms of the decision of pgs. 91.223/91.224, to present the RMA for the month of July 2017.

As you know, Judicial Recovery involves the following companies:

•        Oi S.A. - under Judicial Recovery ("Oi S.A.");

•        Telemar Norte Leste S.A. - under Judicial Recovery ("Telemar Norte Leste");

•        Oi Móvel S.A. - under Judicial Recovery ("Oi Móvel");

•        Copart4 Participações S.A. - under Judicial Recovery ("Copart4");

•        Copart5 Participações S.A. - under Judicial Recovery ("Copart5");

•        Portugal Telecom International Finance B.V. - under Judicial Recovery ("PTIF"); e

•        Oi Brasil Holdings Coöperatief U.A. - under Judicial Recovery ("Oi Coop").

This report, which includes financial information based mainly on elements provided by the Companies Under Recovery up to September 14, 2017, contains data for the month of July 2017 and should be analyzed together with the preliminary report on activities and with the other RMAs previously presented.

The RMA will have a chapter specifically focused on the consolidated financial information of the Companies Under Recovery, which in this Report will cover the Statement of Management Cash Flow for that month, presented in the tables in comparison with the immediately previous month. The report will highlight the main variations occurred in the relevant month, presenting the clarifications provided by the Board of the Companies Under Recovery.

1 Introduction
EXECUTIVE REPORT

This report, prepared through analytical procedures and discussions with the Company's Board, is intended to provide the Court and interested parties with information on the financial situation of the Companies Under Recovery and the relevant transactions carried out by them, as well as a summary of the activities carried out by AJ until the closing of this report.

The information presented below is based primarily on data and elements presented by the Companies Under Recovery. The individual financial statements of all the Companies Under Recovery, as well as the consolidated financial statements of Oi Group (which include, but are not limited to the Companies Under Recovery) are audited annually by independent auditors. Limited review procedures are applied by the auditors for the filing of the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group with the CVM. Regarding the individual financial information of each Company Under Recovery, prepared in monthly periods other than those that make up the ITRs delivered to the CVM, these are not subject to independent audit review, either by the auditors contracted by the Oi Group or those hired by AJ.

AJ, honored with the attributed obligation, is available for further clarification on the information contained in this report or other additional information.

Best regards,

Arnoldo Wald Filho	Marcel Augusto Caparoz
awf@wald.com.br	Chief Economist
marcel@rcconsultores.com.br
Samantha Mendes Longo
samantha@wald.com.br	Tel:+55(11)3053-0003

Alberto Camiña Moreira
albertoc@wald.com.br
Partners

Tel:+55(11)3074-6000

2 Corporate Organization of the Companies Under Recovery
REPORT EXECUTIVE

CORPORATE ORGANIZATION OF THE COMPANIES UNDER RECOVERY

* Diagram presented previously in the Preliminary Activity Report, dated September 14, 2017. Information presented again to facilitate understanding of the structure of the Companies Under Recovery

2 Corporate Organization of the Companies Under Recovery
REPORT EXECUTIVE

CORPORATE ORGANIZATION OF THE COMPANIES UNDER RECOVERY

* Diagram presented previously in the Preliminary Activity Report, dated September 14, 2017. Information presented again to facilitate understanding of the structure of the Companies Under Recovery

2 Corporate Organization of the Companies Under Recovery
REPORT EXECUTIVE

CORPORATE ORGANIZATION OF THE COMPANIES UNDER RECOVERY

* Diagram presented previously in the Preliminary Activity Report, dated September 14, 2017. Information presented again to facilitate understanding of the structure of the Companies Under Recovery

2 Brief description of the Companies Under Recovery
REPORT EXECUTIVE

THE COMPANIES UNDER JUDICIAL RECOVERY

Figure 5 - Companies under Judicial Recovery

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long distance services. It also has holdings in other companies of the Group, being the main "Holding" of the Oi Group.
Oi S.A.
Oi Móvel
Provider of cellular services of Regions I, II and III and DTH TV services.
Oi Móvel S.A.
PTIF
Non-operational entity. Vehicle for raising funding/resources in the international market
Portugal Telecom International Finance B.V.
COMPANIES UNDER RECOVERY OF THE GROUP
Oi
Oi Coop
Non-operational entity. Vehicle for raising funding/resources in the international market
Oi Brasil Holdings Cooperatief U.A.
Telemar Norte Leste
Main provider of fixed-line services in Region I and national and international long-distance service.
Telemar Norte Leste S.A.
Copart4 e 5
Two legal entities used for the management and administration of real estate and the main real estate leased to Oi Group
Copart 4
Copart 5
Participações S.A.

3 Published Material Facts & Notices to the Market
REPORT EXECUTIVE

MATERIAL FACTS & COMMUNICATIONS TO THE MARKET

The following are some of the relevant and market-related facts disclosed by the Oi Group that are directly related to the Companies Under Recovery:

Material Facts and Communications to the Market of the month of July/17

July 07

Oi S.A. - Under Judicial Recovery ("Company") announced on July 7 that the Dutch Supreme Court in Amsterdam, the Netherlands, denied on that date the appeals filed by each of Oi's financial vehicles in the Netherlands, Oi Brasil Holdings Coöperatief UA - under judicial recovery ("Oi Brasil Holdings") and Portugal Telecom International Finance B.V. - under judicial recovery ("PTIF"), against the decisions that had determined the conversion of their suspension of payment procedures in bankruptcy in the Netherlands, maintaining the decisions of the Dutch Court of Appeal that such suspension of payments procedures should be converted into bankruptcy proceedings in the Netherlands. The decisions of the Dutch Supreme Court do not produce effects in Brazil and in other jurisdictions that recognize the jurisdiction of the Brazilian justice system to process the Judicial Recovery.

Oi reiterated that Oi Brasil Holdings and PTIF are still under judicial reorganization in Brazil and clarified that the decisions have no impact on the Company's day-to-day operations and its operational activities. Oi also noted that it continues with its healthy operation and strong commercial performance, maintaining its sales, facilities, maintenance and investments.

The Company also reiterated that it has been evolving in the discussions on a best proposal for a Judicial Recovery Plan with creditors, potential investors and other stakeholders in order to submit it to the approval of the Creditors' Meeting, according to the terms and rules defined in the legislation. The purpose is to ensure a proposal that guarantees the Company's operational viability and sustainability and that it serves all stakeholders in a balanced way, allowing Oi to become stronger at the end of this process.

The communication can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=247799

3 Published Material Facts & Notices to the Market
REPORT EXECUTIVE

MATERIAL FACTS & COMMUNICATIONS TO THE MARKET

Material Facts and Communications to the Market of the month of July/17

July 19

Oi S.A. - Under Judicial Recovery ("Company") communicated on July 19, pursuant to CVM Instruction 358/02 and in addition to the Material Facts of 05.09.2016 and 22.03.2017 and the Communication to the Market of 30.06.2017 that, at a meeting held on that date, Oi's Board of Directors approved a proposal to capitalize the Company presented by a working group established in 2016 for the purposes of the judicial recovery process of the Oi Companies.

In order to strengthen Oi's balance sheet and for the approval of the Judicial Recovery Plan, the Board authorized the Executive Suite to discuss with creditors, potential investors and other stakeholders about possible changes in the Judicial Recovery Plan, so that it may be expected to increase capital of the Company totaling R$ 8 billion, which will still be detailed and subject to approval by the relevant corporate bodies. The purpose is that the funds raised will be allocated to the expansion of Oi's investments, focusing mainly on new broadband projects and mobile network coverage, in order to start a new cycle of investment and expansion for Oi linked to the Judicial Recovery Plan, generating a perspective of return for shareholders and creditors of the Company.

Also at the meeting of the Board of Directors of Oi held on that date, the representative of the National Telecommunications Agency (Anatel) presented a Note issued by Anatel on that date, informing that the Board of Directors (i) signs a deadline up to August 1, 2017, so that the senior management bodies of the Oi Group submit to the Board of Directors of the Agency the version of the Judicial Recovery Plan approved by the Board of Directors of Oi, which it intends to submit to the General Meeting of Creditors, and (ii) determines that this document should be delivered in a meeting with the Board of Directors of Anatel, on that date, at 10:00 am.

The Anatel representative also explained at the Board Meeting that the senior management bodies of the Oi Group, referred to in the Note, should be represented at the meeting to be held with the Board of Directors of Anatel on August 1, in the form of the Chief Executive Officer, the Chairman of the Board of Directors and representatives of the Company's main shareholders, namely Société Mondiale, Pharol and BNDES, the last two holders of the Company through its vehicles Bratel B.V. and BNDESPar.

The communication can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248005

3 Published Material Facts & Notices to the Market
REPORT EXECUTIVE

MATERIAL FACTS & COMMUNICATIONS TO THE MARKET

Material Facts and Communications to the Market of the month of AUGUST/17

August 10

Oi S.A. - Under Judicial Recovery ("Company"), on August 10, pursuant to CVM Instruction 358/02, the Chairman of the Board of Directors of the Company received a Notice issued by the National Telecommunications Agency (Anatel) requesting the reformulation of the Judicial Recovery Plan to include: a) the demonstration that the company is able to obtain other capital sources in the same amount as that provided for the "bondholders" or to offer a guarantee for the proposed contribution; b) alternatives of capital contribution, in addition to the proposed conversion of bonds; c) viable conditions of immediate capital contribution or conditions in a shorter term than that provided in the presented plan; d) guarantees of timely realization and reliability of the capital contribution; e) clarification as to the interest and feasibility of payment of debts to Anatel, through the program of recovery of non-tax credits, under the terms established in Provisional Measure No. 780/2017, as agreed in a meeting between the Agency and the Company Under Recovery, on 01.08.2017.

The communication can be accessed at:

file:///C:/Users/marcel/Downloads/10.08.2017_Comunicado%20ao%20Mercado_Of%C3%ADcio%20Anatel_port.pdf

August 21

Oi S.A. - Under Judicial Recovery ("Company"), on August 21, announced that it acknowledges, on that date, a judgment given on 09.08.2017 by the Commercial Court of Lisbon - Judge 5 of the Judicial Court of the Region of Lisbon, by means of which it was recognized, in relation to Oi Móvel S.A. - Under Judicial Recovery, the decision that granted the processing of the request for judicial recovery formulated in Brazil, pursuant to Law 11.101/05 and the Brazilian Corporation Law, issued by the Court of the 7th Business Court of the Capital of the State of Rio de Janeiro, on 26.06.2016.

The communication can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248925

August 25th

Oi S.A. - Under Judicial Recovery ("Company"), on August 25, announced that the 7th Business Court of the Capital of the State of Rio de Janeiro approved the dates suggested by the judicial administrator for the General Meeting of Creditors ("AGC"), designating the AGC to be held on 09/10/2017, on its first call, and 23/10/2017, on the second call, to be held at Riocentro.

The full text of the aforementioned court decision is available to the Company's shareholders at the Company's headquarters, at its website (www.oi.com.br/ri), as well as in the IPE Module of the .NET Business Systems of CVM (cvm.gov.br), as well as the BM&FBovespa website (www.bmfbovespa.com.br). A copy of said court decision will also be sent, as soon as possible, translated into English, to the US Securities and Exchange Commission under Form 6-K.

The communication can be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=248995

4 Financial Information (Consolidated of the Companies Under Recovery)
REPORT EXECUTIVE

FINANCIAL INFORMATION

4.1     Statement of Management Cash Flow

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

STATEMENT OF MANAGEMENT CASH FLOW

HIGHLIGHTS

Statement
JULY 1 to 31, 2017

○        Generation of Net Operational Cash by the Companies Under Recovery was negative in R$ 175 million in July/17

○        Receivables registered an increase of R$ 192 million in July/17, totaling R$ 2,755 million

○        Payments totaled R$ 2,450 million in the month

○        Investments rose 45%, reaching R$ 480 million in July/17

○        The Final Financial Balance of the Companies Under Recovery closed July/17 at R$ 7,179 million

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

Statement
JULY 1 to 31, 2017

Generation of Net Operational Cash by the Companies Under Recovery was negative in R$ 175 million in July/17

○         The Generation of Net Operational Cash of the Companies Under Recovery in July/17 was negative in R$ 175 million, after a positive result of R$ 266 million observed in the previous month (Figure 6). Compared to June/17, Receipts registered a R$ 192 million increase, reaching R$ 2,755 million, while cash outflows with Payments and Investments increased R$ 633 million, reaching R$ 2,930 million (Figure 7 ). The other movements of the Companies Under Recovery, which includes Financial Operations, contributed with inflows of R$ 55 million, compared to a positive result of R$ 179 million in the previous month.

○         Accordingly, the variation of the Final Balance of the Financial Recoveries was negative by R$ 120 million in July/17, resulting in an amount of R$ 7,179 million (Figure 8), corresponding to a decrease of 1.6% related to last month.

○         Detailed consideration of variations will be discussed in the following pages.

Source: Financial statements and management information
Increase in Investments in July/17 affected the Generation of Net Operational Cash of the Companies Under Recovery

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

Statement

RECEIPTS

Receipts increased in July/17

In July/17, there was an increase in the Receipts account, a R$ 192 million increase over the previous month (+ 7.5%), reaching a figure of R$ 2,755 million.

The item Network Usage Services registered an increase of R$ 120 million in July/17, reaching the level of R$ 226 million, compared to a collection of R$ 106 million in the previous month.

○         According to the Board, the increase in receipts from Network Usage Services in July/17 is a reflection of the seasonal characteristics of the business, and the variation registered in the month is directly related to the increase in Network Usage Services (which includes the item Suppliers of Materials/Services), which ended July/17 at R$ 229 million.

The other items of Receipts, with the exception of Customers, also registered a positive variation related to the previous month, contributing to the final result presented.

The item Dealers increased by R$ 49 million, totaling R$ 479 million in July/17, while the item Others recorded a R$ 38 million increase compared to the previous month, reaching R$ 140 million in July/17.

○         According to the Board, the increase in Receipts of Dealers in July/17 is a reflection of the seasonal effects of the business, with the result of the month remaining at the average level of the item.

On the other hand, receipts from Customer decreased by 0.8% in relation to the previous month, equivalent to a reduction of R$ 15 million, totaling R$ 1,910 million, compared to R$ 1,925 million in June/17.

○         Management pointed out that the small reduction in receipts from Customers in July/17 is related to the equality of working days in relation to the previous month (21 business days), which practically allowed the stability of the item in the month.

JULY 1 to 31, 2017
Table 1 - Statement of Management Cash Flow - Jul/17
	(A) 30/06/2017	(B ) - (A ) Variation	(B ) 31/07/2017
R$ million	Jun/17		Jul/17
INITIAL Balance - Financial Cash	6.854	445	7.299
Customers	1.925	(15)	1.910
Network Usage Services	106	120	226
Dealers	430	49	479
Others	102	38	140
Receipts (1)	2.563	192	2.755
Personnel	(141)	(20)	(161)
Material/Service Suppliers	(1.140)	(528)	(1.668)
Taxes	(673)	47	(626)
Judicial deposits	(13)	19	6
Contingencies	-	(1)	(1)
Payments (2)	(1.967)	(483)	(2.450)
Telemar	(153)	(50)	(203)
Oi S.A.	(48)	(27)	(75)
Oi Móvel	(129)	(73)	(202)
Investments (3)	(330)	(150)	(480)
Net Operational Generation (1 +2 + 3)	266	(441)	(175)
Intra Group Operations	135	(135)	-
Financial Operations	44	11	55
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7.299	(120)	7.179
Figure 10 - Receipts - Structure of interest

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

Statement

PAYMENTS

Payments were high in July/17

Payments totaled R$ 2,450 million in July/17, an increase of R$ 483 million compared to the previous month, equivalent to a 25% increase.

The main factor responsible for this increase in cash payments was the item Suppliers of Materials/Services, which increased R$ 528 million in the month (46% increase), reaching R$ 1,668 million.

Payments related to Personnel also increased in July/17, in the amount of R$ 20 million (+ 14%), totaling R$ 161 million. Contingencies increased slightly, from zero in June/17 to R$ 1 million in July/17.

○         According to a clarification of the Board, the increase in the item Suppliers of Materials/Services was influenced by the higher intercompany repayment, mainly from SVA (Value Added Services) between the companies Telemar S.A., Oi S.A. and Oi Móvel S.A. in July/17 in relation to the previous month, a usual operation of the business.

○         Regarding the payments of Personnel, the Board reported that the variation observed is mainly due to the second portion of the salary adjustment of 1% agreed with the telecommunications union on the salaries of non-executive positions.

On the other hand, Taxes recorded a reduction of R$ 47 million, down 7.0%, totaling R$ 626 million in July/17.

○         The Board noted that the variation in Taxes in July/17 was influenced by the offsetting of the payment of taxes in Copart 4 and Copart 5 (companies undergoing judicial reorganization, as shown in figure 1), related to tax credits obtained for the correction of the rent income.

The Judicial Deposits also had a decrease in the period, of R$ 19 million related to the previous month. While in June/17 the item had recorded cash outflows in of R$ 13 million, in July/17 there was cash inflow of R$ 6 million.

○         According to a clarification of the Board, the variation in Judicial Deposits was influenced by a higher volume of judicial releases in July/17 compared to the previous month.

JULY 1 to 31, 2017
Table 1 - Statement of Management Cash Flow - Jul/17
	(A) 30/06/2017	(B ) - (A ) Variation	(B ) 31/07/2017
R$ million	Jun/17		Jul/17
INITIAL Balance - Financial Cash	6.854	445	7.299
Customers	1.925	(15)	1.910
Network Usage Services	106	120	226
Dealers	430	49	479
Others	102	38	140
Receipts (1)	2.563	192	2.755
Personnel	(141)	(20)	(161)
Material/Service Suppliers	(1.140)	(528)	(1.668)
Taxes	(673)	47	(626)
Judicial deposits	(13)	19	6
Contingencies	-	(1)	(1)
Payments (2)	(1.967)	(483)	(2.450)
Telemar	(153)	(50)	(203)
Oi S.A.	(48)	(27)	(75)
Oi Móvel	(129)	(73)	(202)
Investments (3)	(330)	(150)	(480)
Net Operational Generation (1 +2 + 3)	266	(441)	(175)
Intra Group Operations	135	(135)	-
Financial Operations	44	11	55
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7.299	(120)	7.179
Figure 11 - Payments - Structure of interest

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

Statement

INVESTMENTS

The Companies Under Recovery registered investments of R$ 480 million in July/17, a 45% increase compared to the previous month, when there were investments in the order of R$ 330 million. This is the highest level of Investments since the beginning of the Judicial Recovery process in June/16.

Investments related to Telemar S.A. increased by R$ 50 million, totaling R$ 203 million in July/17. Investments in Oi Móvel S.A. increased R$ 73 million, totaling R$ 202 million, while investments in Oi S.A. increased by R$ 27 million related to the previous month, totaling R$ 75 million.

○         According to a clarification of the Board, the increase in investments in July/17 occurred in accordance with the Company's planning, with the purpose of raising the quality of services rendered.

NET OPERATIONAL GENERATION

The item Receipts in July/17, in the order of R$ 2,755 million, remained above Payments in the month (R$ 2,450 million). On the other hand, the increase in Investments to R$ 480 million in July/17, reaching its highest value since the beginning of the Judicial Recovery process, contributed directly to the negative balance of R$ 175 million in the Net Operational Generation for the Companies Under Recovery in the month.

FINAL BALANCE - FINANCIAL CASH

Financial Operations reached a positive result of R$ 55 million in July/17, against R$ 44 million observed in the previous month.

Intra-Group Operations did not show movements in July/17, after having recorded inflows in the cash of R$ 135 million in the previous month.

○         The Board pointed out that due to the strategic decision to close the operational activities of the company Rio Alto (Not a Company Under Recovery) in June/17, there was no record of payment or receipt in the item in July/17, since it was the main responsible for variations in Intra-Group Operations.

Thus, adding the R$ 55 million input in July/17 of Financial Operations to the negative balance of R$ 175 million of the Generation of Net Operational Cash, the Final Balance of the Companies Under Recovery was reduced by R$ 120 million in relation to the previous month (down 1.6%), totaling R$ 7,179 million.

JULY 1 to 31, 2017
Table 1 - Statement of Management Cash Flow - Jul/17
	(A) 30/06/2017	(B ) - (A ) Variation	(B ) 31/07/2017
R$ million	Jun/17		Jul/17
INITIAL Balance - Financial Cash	6.854	445	7.299
Customers	1.925	(15)	1.910
Network Usage Services	106	120	226
Dealers	430	49	479
Others	102	38	140
Receipts (1)	2.563	192	2.755
Personnel	(141)	(20)	(161)
Material/Service Suppliers	(1.140)	(528)	(1.668)
Taxes	(673)	47	(626)
Judicial deposits	(13)	19	6
Contingencies	-	(1)	(1)
Payments (2)	(1.967)	(483)	(2.450)
Telemar	(153)	(50)	(203)
Oi S.A.	(48)	(27)	(75)
Oi Móvel	(129)	(73)	(202)
Investments (3)	(330)	(150)	(480)
Net Operational Generation (1 +2 + 3)	266	(441)	(175)
Intra Group Operations	135	(135)	-
Financial Operations	44	11	55
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7.299	(120)	7.179
Figure 12 - Investments - Structure of interest

4.1 STATEMENT OF MANAGEMENT CASH FLOW Monthly Consolidation of the Companies Under Recovery (unaudited)
REPORT EXECUTIVE

Statement
JULY 1 to 31, 2017

Table 2 - Direct Cash Flow

R$ million

CONSOLIDATED OF THE COMPANIES UNDER RECOVERY	SEP/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17
Initial Balance - Financial Cash	5.816	6.245	6.595	6.973	7.293	7.094	7.380	7.170	6.884	6.854	7.299
Receipts	2.881	2.783	2.587	2.742	2.669	2.305	3.223	2.638	2.961	2.563	2.755
Customers	2.025	1.996	1.947	2.128	1.874	1.699	2.221	1.886	2.067	1.925	1.910
Network Usage Services	282	118	81	98	84	78	102	242	202	106	226
Dealers	442	466	494	465	512	412	562	395	526	430	479
Others	132	203	65	51	199	117	338	115	166	102	140
Payments	(2.356)	(2.149)	(2.074)	(2.166)	(2.562)	(1.805)	(3.156)	(2.523)	(2.477)	(1.967)	(2.450)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)
Suppliers of Materials and Services	(1.557)	(1.353)	(1.288)	(1.272)	(1.729)	(1.130)	(1.597)	(1.517)	(1.656)	(1.140)	(1.668)
Materials/Services	(1.274)	(1.230)	(1.203)	(1.170)	(1.640)	(1.046)	(1.488)	(1.275)	(1.447)	(1.033)	(1.439)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)
Rent	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)
Data Processing/Graphics	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)
Call Center Customer Service	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)
Dealerships	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)
Consulting/Auditing/Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)
Other Services/Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)
Network Usage Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1.232)	(852)	(664)	(673)	(626)
Judicial deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)	(480)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)
Oi S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)
Operational Generation	428	318	231	333	(154)	155	(279)	(231)	51	266	(175)
Intra Group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-
Financial Operations	49	61	32	63	65	51	67	44	20	44	55
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-
FINAL Balance - Financial Cash	6.245	6.595	6.973	7.293	7.094	7.380	7.170	6.884	6.854	7.299	7.179

5 Assistance to Creditors
REPORT EXECUTIVE

ASSISTANCE TO CREDITORS

AJ continues to focus on the sorting of the 5,958 procedural incidents, related to challenges and delayed qualifications, and the number of the latter increases continuously, considering that the flow of protocols has not ceased.

As a result of this screening work, AJ has already filed 5,039 previous manifestations. In these petitions, in fulfillment of the decisions of pgs. 199.112/199.113 and pgs. 203.995/203.999, AJ, before entering the merits of the lawsuit, informs if the credit required in the delayed credit/credit challenge (i) is listed in the creditors' filing on 12.05.2017, and whose Notice was published on May 29, 2017, and (ii) is illiquid.

Among these 5,958 procedural incidents, 2,453 were dismissed by the 7th Business Court, due to the illiquidity of the claim or due to the lack of procedural interest. Among the 3,505 remaining incidents, the Companies Under Recovery have already manifested themselves in 2,370, which are being analyzed by AJ.

In parallel, AJ sought to search for and study locations in Rio de Janeiro that were available and suitable for the General Meeting of Creditors, which not only had the physical capacity to accommodate the expected number of creditors and their attorneys, but also the complete and adequate infrastructure to carry out an event of such size, in order to reduce the organization time and the costs of the Companies Under Recovery.

As a result of this work, AJ petitioned in the case records suggesting that the AGC is held in Riocentro (Amphitheater) and requesting its call on 09.10.2017, on first call, and 23.10.2017, on second call, which was granted to at pgs. 216.649/216.650 and 216.774/216.775.

To creditors who wish to participate in the AGC, AJ has already made available on the site of the judicial recovery (http://www.recuperacaojudicialoi.com.br) a tab to confirm their attendance.

5 Assistance to Creditors
REPORT EXECUTIVE

CONTINUED - ASSISTANCE TO CREDITORS

As reported in the previous reports, this Board is attending daily to the office of the 7th Business Court, in order to collaborate with the organization of arrears and credit challenges, as well as holding weekly meetings with the Company to discuss issues related to the AGC.

AJ continues to be contacted by national and international creditors, either by telephone, through the number +55 (21) 2272-9300, or by the e-mail credoroi@wald.com.br, to provide clarifications regarding their lawsuits. In addition, it continues to provide relevant information to creditors through the judicial recovery website, which currently has in total 103,286 accesses.

Legal issues of different complexities and various branches of law, including international ones, due to the many questions that are presented to it, continue to be analyzed by this Board.

6 Statements presented by AJ
REPORT EXECUTIVE

SUMMARY OF AJ MANIFESTATIONS IN THE CASE RECORDS

Pgs. 216.292/216.327	Monthly report of the activities carried out by the Companies Under Recovery.	15.08.2017
Pgs. 217.097/217.098

Statement on:

(i) the delayed qualifications presented by Flavio Pacasso and the Business and Company Association of Toledo;

(ii) objection to the Judicial Recovery Plan presented by Newpower Sistemas de Energia S.A.;

(iii) petition of Goldentree Distressed Fund 2014 LP and others in response to the petitions of Capricorn Capital, Ltd. and others (cf. 199.393/199.405), by Citicorp (pgs. 209.795/209.800) and the Dutch AJs (pgs. 210.095/210.115 and 210.076/210.094) regarding their request for summons of the Companies Under Recovery to consider the structural seniority of Bonds Telemar and other similar creditors in the preparation of the new PRJ;

(iv) sworn translations of the corporate documents of Brasil Distribution LLCA; and

(v) requests for credit reserves from the 3rd and 4th Civil Courts of the District of Passo Fundo, State of Rio Grande do Sul.

		22.08.2017
Pgs. 216.643/216.647	Statement requesting the call of the General Meeting of Creditors for 09.10.2017 (first call) and 23.10.2017 (second call), as well as for prior procedures to be followed by creditors intending to attend the AGC to be listed in the Notice.	23.08.2017

6 Statements presented by AJ
REPORT EXECUTIVE

SUMMARY OF AJ MANIFESTATIONS IN THE CASE RECORDS

Pgs. 216.635/216.637	Statement requesting the replacement of the draft of the Notice containing the procedure to be observed for the individualization of bondholders with a view to voting at the General Meeting of Creditors, as well as its immediate publication.	23.08.2017
Pgs. 216.804/216.806	Statement informing the receipt of several communications and summons originating from the proceedings before the Court of New York, in which the Dutch AJ, Mr. Jasper Berkenbosch, contested a modification of the decision made by the aforementioned Court that recognized the Brazilian jurisdiction as competent to prosecute and adjudicate the judicial recovery of the OI Group, including Oi Brasil Holdings Coöperatief UA, highlighting here that it is the main proceeding, unlike the Netherlands, where the procedure is secondary (non main proceeding).	29.08.2017

6 Statements presented by AJ
REPORT EXECUTIVE

SUMMARY OF AJ MANIFESTATIONS IN THE CASE RECORDS

Pgs.

Statement on:

(i) the motions for clarification opposed by the Federal Government against the decision of pgs. 89.330/89.336, which granted early custody to determine (a) the suspension of all actions and executions against the Companies Under Recovery for a term of 180 days, pursuant to the provisions of art. 6th and § 4 of Law 11.101/2005; and (b) the inexistence of the presentation of the CNDs, for the purposes of contracting with the Public Power, thus mitigating the application of art. 52, II of Law 11.101/2005;

(ii) the petition of the Federal Government informing that the modality of debt installment called Special Tax Regularization Program, applicable to the Companies Under Recovery, under the terms of art. 3, II of the Provisional Measure 783/2017, is ongoing, and requesting that AJ be determined to include the amount of tax debts in the General Creditors Framework;

(iii) the letter from the National Telecommunications Agency (ANATEL), in which it announces that a joint session of mediation between the aforementioned Agency and the Companies Under Recovery will be scheduled for 14.08.2017 from 10 am to noon;

(iv) the petition of Capricorn Capital, Ltd. and others, in which they require the attachment of sworn translations of the documents related to their manifestation of pgs. 215.015/215.049;

(v) the letter from the 3rd Civil Court of the District of Passo Fundo, State of Rio Grande do Sul, requesting the credit reserve in the amount of R$ 30,444.21, coming from case No. 021/1.05.01.192877-9, in favor of Mr. Flávio Grazziotin.

13.09.2017

In addition to the aforementioned cases, the Judicial Administrator, in response to letters and requests addressed directly to AJ by the most diverse Courts of the Country, presented statements in lawsuits filed against the Companies Under Recovery.

Avenida Franklin Roosevelt,	Avenida Juscelino Kubtischek,
nº 115, 4º andar	nº 510, 8º andar
CEP 20021-120	CEP 04543-906
Rio de Janeiro, RJ - Brazil	São Paulo, SP - Brazil

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brazil